                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                            HEMAGEN DIAGNOSTICS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   423501 105
                                 (CUSIP Number)

                             TIMOTHY E. HOBERG, ESQ.
                        TAFT, STETTINIUS & HOLLISTER LLP
                          425 WALNUT STREET, SUITE 1800
                             CINCINNATI, OHIO 45202
                                 (513) 381-2838
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                  APRIL 7, 2003
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [].

                       (Continued on the following pages)

CUSIP No. 423501 105
------------------------------------------------------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jerry L. Ruyan
------------------------------------------------------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)[X]
                                                                         (b)

------------------------------------------------------------------------------------------------------------------------------
 3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

          PF
------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                         [ ]

------------------------------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

------------------------------------------------------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER

                                                     -0-
                                    ------------------------------------------------------------------------------------------
NUMBER OF
SHARES                              8      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                                             -0-
EACH                                ------------------------------------------------------------------------------------------
REPORTING
PERSON WITH                         9      SOLE DISPOSITIVE POWER

                                                     -0-
                                    ------------------------------------------------------------------------------------------


                                    10     SHARED DISPOSITIVE POWER

                                                     -0-
                                    ------------------------------------------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         -0-
------------------------------------------------------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

------------------------------------------------------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

------------------------------------------------------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN

------------------------------------------------------------------------------------------------------------------------------




CUSIP No. 423501 105
------------------------------------------------------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Thomas A. Donelan

------------------------------------------------------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)[X]
                                                                         (b)


------------------------------------------------------------------------------------------------------------------------------
 3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

          PF

------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                               [ ]


------------------------------------------------------------------------------------------------------------------------------


6        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

------------------------------------------------------------------------------------------------------------------------------
                                    7      SOLE VOTING POWER

                                                     -0-
                                  ---------------------------------------------------------------------------------------
NUMBER OF
SHARES                              8      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                                             -0-
EACH                              ---------------------------------------------------------------------------------------
REPORTING
PERSON WITH                         9      SOLE DISPOSITIVE POWER

                                                     -0-
                                  ---------------------------------------------------------------------------------------


                                   10     SHARED DISPOSITIVE POWER

                                                     -0-
                                  ---------------------------------------------------------------------------------------


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         -0-

------------------------------------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                    [ ]


------------------------------------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%

------------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        IN
------------------------------------------------------------------------------------------------------------------------------

CUSIP No. 423501 105

------------------------------------------------------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Christopher P. Hendy
------------------------------------------------------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)[X]
                                                                         (b)


------------------------------------------------------------------------------------------------------------------------------
 3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

          PF

------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
------------------------------------------------------------------------------------------------------------------------------
                         7      SOLE VOTING POWER


                                          -0-
                       -------------------------------------------------------------------------------------------------------
NUMBER OF
SHARES                   8      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                                  -0-
EACH                   -------------------------------------------------------------------------------------------------------
REPORTING
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                          -0-
                       -------------------------------------------------------------------------------------------------------


                        10      SHARED DISPOSITIVE POWER

                                          -0-
                       -------------------------------------------------------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

          -0-
------------------------------------------------------------------------------------------------------------------------------

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                    [ ]

------------------------------------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
------------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*


        IN
------------------------------------------------------------------------------------------------------------------------------



CUSIP No. 423501 105
------------------------------------------------------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Redwood Holdings, Inc.
------------------------------------------------------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)[X]
                                                                         (b)


------------------------------------------------------------------------------------------------------------------------------
 3       SEC USE ONLY



------------------------------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS*


         WC
------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                               [ ]



------------------------------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Ohio corporation

------------------------------------------------------------------------------------------------------------------------------
                                7      SOLE VOTING POWER

                                                     -0-
                                ----------------------------------------------------------------------------------------------
NUMBER OF
SHARES                          8      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                                             -0-
EACH                            ----------------------------------------------------------------------------------------------
REPORTING
PERSON WITH                     9      SOLE DISPOSITIVE POWER

                                                     -0-
                                ----------------------------------------------------------------------------------------------


                                10     SHARED DISPOSITIVE POWER

                                                     -0-
                                ----------------------------------------------------------------------------------------------



11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

          -0-
------------------------------------------------------------------------------------------------------------------------------

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                    [ ]


------------------------------------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
------------------------------------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*


        CO
------------------------------------------------------------------------------------------------------------------------------

        This Schedule 13D Amendment No. 4 is filed to amend the following Items:

Item 2. Identity and Background.

        This Amendment No. 4 is filed to reflect the sales by Mssrs. Ruyan, Donelan, and Hendy, and Redwood Holdings, Inc. of all shares of Common Stock of Hemagen held, both personally and as a group.

Item 5. Interest in Securities of the Issuer

        Pursuant to a private purchase and sale agreement completed April 7, 2003, Mssrs. Ruyan, Donelan, and Hendy, and Redwood Holdings, Inc. sold the following securities for an aggregate purchase price of $166,480.70: (A) a $250,000 principal amount 8% Senior Subordinated Secured Convertible Note of Hemagen; (B) 589,807 shares of Common Stock of Hemagen; and (C) a transferable Option to Purchase 866,007 shares of Hemagen stock (collectively, the "Securities"). Of these Securities, Redwood Holdings sold 151,725 shares of Common Stock, the $250,000 principal amount 8% Senior Subordinated Secured Convertible Note, and the Option to Purchase 866,007 shares; Mr. Ruyan sold 377,717 shares of Common Stock; and Mr. Donelan sold 60,365 shares of Common Stock.

Jerry L. Ruyan

        (a)(b) The aggregate number and percentage of Common Stock owned is now zero.

        (c) In addition to the sale described above, Mr. Ruyan sold 12,850 personal shares of Common Stock at $.10 per share, pursuant to a private purchase and sale agreement.

        (d)   None.

        (e)   April 7, 2003.

Thomas A. Donelan

        (a)(b) The aggregate number and percentage of Common Stock owned is now zero.

        (c) See introductory paragraph to this Item 5.

        (d) None.

        (e) April 7, 2003.

Christopher P. Hendy

        (a)(b) The aggregate number and percentage of Common Stock owned is now zero.

        (c) Mr. Hendy previously sold his individual Common Stock holdings on the open market, and is reported for group purposes only.

        (d) None.

        (e) April 7, 2003.

Redwood Holdings, Inc.

        (a)(b) The aggregate number and percentage of Common Stock owned is now zero.

        (c) See introductory paragraph to this Item 5.

        (d) None.

        (e) April 7, 2003.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

        Redwood Holdings, Inc. and Messrs. Ruyan, Donelan and Hendy previously agreed to vote their shares and act in concert with respect to their objectives as to Hemagen.

Item 7.    Material to be filed as Exhibits.

        1. Powers of Attorney

        2. Agreement required pursuant to Regulation Section 240.13d-1(f)(1) promulgated under the Securities Exchange Act of 1934 - previously filed.


Dated: April 18, 2003


                                            *
                                             ----------------------------------
                                            Jerry L. Ruyan

                                            *
                                             ----------------------------------
                                            Thomas A. Donelan

                                            *
                                             ----------------------------------
                                            Christopher P. Hendy

                                            REDWOOD HOLDINGS, INC.


                                            By:*
                                               --------------------------------
                                                Thomas A. Donelan
                                                President


                                            By:* /s/ Timothy E. Hoberg
                                               --------------------------------
                                                  Timothy E. Hoberg
                                                  Attorney-in-Fact

                                   EXHIBIT 1

                               POWER OF ATTORNEY

     I, Jerry L. Ruyan, do hereby appoint Timothy E. Hoberg and Patricia O. Lowry, or either of them, as my true and lawful attorney-in-fact to sign on my behalf individually and to file with the Securities and Exchange Commission any schedules or other filings or amendments thereto made by me pursuant to Section 13(d) of the Securities and Exchange Act of 1934 and related to Hemagen Diagnostics Inc.

     IN WITNESS WHEREOF, I have hereunto set my hand this 28 day of March, 2003.



                                                  /s/ JERRY L. RUYAN
                                                  ------------------------------
                                                  Jerry L. Ruyan

                                   EXHIBIT 1

                               POWER OF ATTORNEY

     I, Christopher P. Hendy, do hereby appoint Timothy E. Hoberg and Patricia
O. Lowry, or either of them, as my true and lawful attorney-in-fact to sign on my behalf individually and to file with the Securities and Exchange Commission any schedules or other filings or amendments thereto made by me pursuant to
Section 13(d) of the Securities and Exchange Act of 1934 and related to Hemagen Diagnostics Inc.

     IN WITNESS WHEREOF, I have hereunto set my hand this 24 day of March, 2003.



                                                  /s/ CHRISTOPHER P. HENDY
                                                  ------------------------------
                                                  Christopher P. Hendy

                                   EXHIBIT 1

                               POWER OF ATTORNEY

     I, Thomas A. Donelan, do hereby appoint Timothy E. Hoberg and Patricia
O. Lowry, or either of them, as my true and lawful attorney-in-fact to sign on my behalf individually and to file with the Securities and Exchange Commission any schedules or other filings or amendments thereto made by me pursuant to
Section 13(d) of the Securities and Exchange Act of 1934 and related to Hemagen Diagnostics Inc.

     IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of March, 2003.



                                                  /s/ THOMAS A. DONELAN
                                                  ------------------------------
                                                  Thomas A. Donelan

                                   EXHIBIT 1

                               POWER OF ATTORNEY


     The undersigned, Redwood Holdings, Inc., hereby appoints Timothy E. Hoberg and Patricia O. Lowry, or either of them, as its true and lawful attorney-in-fact to sign on its behalf individually and to file with the Securities and Exchange Commission any schedules or other filings or amendments thereto made by it pursuant to Section 13(d) of the Securities and Exchange Act of 1934 and related to Hemagen Diagnostics Inc..

     IN WITNESS WHEREOF, Redwood Holdings, Inc., has caused this Power of Attorney to be executed on its behalf this 24th day of March, 2003.


                                          REDWOOD HOLDINGS, INC.



                                          By:  /s/ THOMAS A. DONELAN
                                              ------------------------------
                                          Its:  PRESIDENT
                                              ------------------------------